                                                                      EXHIBIT 55
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
------------------------------------x
                                    :
THE LOEWEN GROUP INC., LOEWEN       :
GROUP INTERNATIONAL, INC., and      :
RIDGE CHAPELS, INC.,                :
                                    :
          Plaintiffs,               :
                                    :
v.                                  :    No. CV 96-5004 (FB)
                                    :
SERVICE CORPORATION INTERNATIONAL,  :
INC., EQUITY CORPORATION            :
INTERNATIONAL, INC., NEW SERVICE    :
CORPORATION INTERNATIONAL, INC.,    :
and SCI HOLDINGS CANADA, INC.,      :
                                    :
          Defendants.               :
                                    :
AND                                 :
                                    :
SERVICE CORPORATION INTERNATIONAL,  :
INC., NEW SERVICE CORPORATION       :
INTERNATIONAL, INC., and            :
SCI HOLDINGS CANADA, INC.,          :
                                    :
          Counterclaim-Plaintiffs,  :
                                    :
v.                                  :
                                    :
THE LOEWEN GROUP INC.,              :
LOEWEN GROUP INC., and              :
LOEWEN GROUP INTERNATIONAL, INC.,   :
                                    :
          Counterclaim-Defendant.   :
------------------------------------x


                    ANSWER OF THE SCI DEFENDANTS TO VERIFIED
                   FIRST AMENDED COMPLAINT AND COUNTERCLAIMS
                   -----------------------------------------


          Defendants Service Corporation International ("SCI"), New Service Corporation International, and SCI Holdings Canada, Inc., by their undersigned attorneys, hereby answer the Verified First Amended Complaint, and counterclaim against plaintiffs The Loewen Group, Inc. and Loewen Group International, Inc., as follows:

          1. Deny the allegations of paragraph 1 of the Verified First Amended Complaint, except admit that plaintiffs seek injunctive relief and admit that plaintiffs purport to bring claims under, and to base subject matter jurisdiction upon, the statutes cited therein.

          2. Admit the allegations of paragraph 2 of the Verified First Amended Complaint.

          3. Admit the allegations of paragraph 3 of the Verified First Amended Complaint, except deny knowledge or information sufficient to form a belief as to the truth of the allegation that The Loewen Group Inc. directly or indirectly owns 100 percent of the stock of Loewen Group International, Inc.

          4. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 4 of the Verified First Amended Complaint, except admit that The Loewen Group Inc. is the second largest owner and operator of funeral homes, cemeteries, and crematoria in the United States.

          5. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 5 of the Verified First Amended Complaint.

          6. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 6 of the Verified First Amended Complaint.

          7. Admit the allegations of paragraph 7 of the Verified First Amended Complaint.

          8. Admit the allegations of paragraph 8 of the Verified First Amended Complaint, except deny that no principal place of business has yet been established for New Service Corporation International and aver that New Service Corporation International's principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019.

          9. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 9 of the Verified First Amended Complaint, except admit that SCI Canada Holdings, Inc. is a wholly owned subsidiary of New Service Corporation International, incorporated under the laws of British Columbia; deny that no principal place of business has yet been established for SCI Canada Holdings, Inc.; and aver that SCI Holdings Canada Inc.'s principal executive offices are located at 3789 Royal Oak Avenue, Burnaby, British Columbia V5G 3MI.

          10. Admit the allegations of paragraph 10 of the Verified First Amended Complaint, except deny that New Service Corporation International has no assets; and deny that New SCI was formed for the sole purpose of effecting SCI's acquisition of TLGI.

          11. Deny the allegations of paragraph 11 of the Verified First Amended Complaint, except admit that SCI, through subsidiaries, is the largest owner and operator of funeral homes, cemeteries, and crematoria in the United States; respectfully refer the Court to SCI's 1995 Annual Report for the contents thereof; aver that SCI, through subsidiaries, owned and operated 2,832 funeral homes, 331 cemeteries, and 146 crematoria throughout the world as of June 30, 1996; and aver that SCI, through subsidiaries, owned and operated 981 funeral homes and 317 cemeteries in the United States as of June 30, 1996.

          12. Deny the allegations of paragraph 12 of the Verified First Amended Complaint, except admit that SCI, through subsidiaries, owns and operates funeral homes, cemeteries, and crematoria throughout the world; admit that SCI is directing its exchange offer to shareholders of The Loewen Group Inc.; and respectfully refer the Court to SCI's 1995 Annual Report for the contents thereof.

          13. Deny the allegations of paragraph 13 of the Verified First Amended Complaint.

          14. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 14 of the Verified First Amended Complaint, except admit that Equity Corporation International is a corporation organized under the laws of the State of Delaware with its principal place of business at 415 South First Street, Suite 210, Lufkin, Texas 75901 and admit that Equity Corporation International is the fourth largest publicly traded death care company in the United States.

          15. Deny the allegations of paragraph 15 of the Verified First Amended Complaint, except admit that SCI owns approximately 42 percent of Equity Corporation International; admit that T. Craig Benson is a director of SCI and ECI; and admit that Thomas R. McDade has appeared as counsel for SCI in a lawsuit in the U.S. District Court for the Southern District of Texas and respectfully refer the Court to the September 21, 1996

New York Times article and the Business Week article for the contents thereof.
--------------                 -------------

          16. Deny the allegations of paragraph 16 of the Verified First Amended Complaint.

          17. Deny the allegations of paragraph 17 of the Verified First Amended Complaint.

          18. Deny the allegations of paragraph 18 of the Verified First Amended Complaint, except admit that SCI has announced its intention to launch a stock-for-stock exchange offer, pursuant to which it will offer to acquire all of the stock of The Loewen Group Inc.; admit that, upon consummation of such exchange offer, New Service Corporation International and SCI Holdings Canada, Inc. will issue stock to be exchanged for shares of The Loewen Group Inc.; admit that, upon consummation of such exchange offer, SCI Holdings Canada, Inc. will own all of the shares tendered to SCI Holdings Canada, Inc.; and admit that, by this lawsuit, plaintiffs seek injunctive relief.

          19. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 19 of the Verified First Amended Complaint, except admit that the FTC had opened an inquiry into whether SCI's proposed acquisition of The Loewen Group Inc. will have anti-competitive effects in selected local areas; admit that enforcement agencies in the states mentioned therein are conducting similar investigations; and aver that such inquiries are routine in matters of this sort.

          20. Deny the allegations of paragraph 20 of the Verified First Amended Complaint, except admit that funeral services include some or all of a group of services provided upon the death of an individual; admit that such services may include the removal of the body from the place of death, the body's embalming or other preparation, making available a place for visitation and viewing and for the conduct of a funeral service, and the arrangement for conveyance of the body to a cemetery or crematorium for final disposition; and admit that providers of funeral services are regulated by federal and state agencies.

          21. Deny the allegations of paragraph 21 of the Verified First Amended Complaint.

          22. Deny the allegations of paragraph 22 of the Verified First Amended Complaint.

          23. Deny the allegations of paragraph 23 of the Verified First Amended Complaint.

          24. Deny the allegations of paragraph 24 of the Verified First Amended Complaint, except deny knowledge or information sufficient to form a belief as to the truth of the allegation that Americans spent over $7 billion on funeral services in 1995 and that the average adult funeral today costs approximately $4,000, excluding cemetery charges.

          25. Deny the allegations of paragraph 25 of the Verified First Amended Complaint, except admit that many funeral homes in the United States are owned by an individual or family or by a small group of individuals.

          26. Admit the allegations of paragraph 26 of the Verified First Amended Complaint.

          27. Deny the allegations of paragraph 27 of the Verified First Amended Complaint, except admit that many funerals are arranged on an at-need basis.

          28. Deny the allegations of paragraph 28 of the Verified First Amended Complaint, except admit that consumers of at-need funeral services initiate the transaction when the need arises.

          29. Admit the allegations of paragraph 29 of the Verified First Amended Complaint.

          30. Deny the allegations of paragraph 30 of the Verified First Amended Complaint, except admit that by making purchases on a pre-need basis consumers are able to avoid making death care plans at the time of need.

          31. Deny the allegations of paragraph 31 of the Verified First Amended Complaint, except admit that funeral services are typically purchased on a pre-need basis by the person whose death will necessitate such services and admit that, by purchasing funeral services on a pre-need basis, a consumer is able to select the desired service and merchandise in advance, at prices that are established at the time of selection.

          32. Deny the allegations of paragraph 32 of the Verified First Amended Complaint, except admit that pre-need purchases are often made in response to solicitations by providers and admit that such purchases are funded by the creation of a trust account or the purchase of an insurance policy or annuity.

          33. Deny the allegations of paragraph 33 of the Verified First Amended Complaint.

          34. Deny the allegations of paragraph 34 of the Verified First Amended Complaint and respectfully refer the Court to SCI's 1995 Form 10-K and 1995 Annual Report for the contents thereof.

          35. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 35 of the Verified First Amended Complaint.
          36. Deny the allegations of paragraph 36 of the Verified First Amended Complaint.

          37. Deny the allegations of paragraph 37 of the Verified First Amended Complaint, except admit that many firms are engaged in the sale of funeral services on a pre-need basis in Los Angeles County, California, Houston, Texas, and Southeastern Florida.

          38. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 38 of the Verified First Amended Complaint.

          39. Deny the allegations of paragraph 39 of the Verified First Amended Complaint, except admit that competition in various aspects of the funeral and cemetery businesses takes place in local areas.

          40. Deny the allegations of paragraph 40 of the Verified First Amended Complaint.

          41. Deny the allegations of paragraph 41 of the Verified First Amended Complaint, except admit that funeral homes acquired by SCI, The Loewen Group Inc., and other firms frequently retain their pre-acquisition names and market under local names rather than their "chain" names.

          42. Deny the allegations of paragraph 42 of the Verified First Amended Complaint, except admit that the identities of the many potential interested purchasers varies from location to location, and that factors such as local real estate prices effect the prices paid for funeral homes and cemeteries.

          43. Deny the allegations of paragraph 43 of the Verified First Amended Complaint, except respectfully refer the Court to SCI's 1995 Annual Report and Equity Corporation International's Form 10-K for the contents thereof.

          44. Deny the allegations of paragraph 44 of the Verified First Amended Complaint.

          45. Deny the allegations of paragraph 45 of the Verified First Amended Complaint.

          46. Deny the allegations of paragraph 46 of the Verified First Amended Complaint.

          47. Deny the allegations of paragraph 47 of the Verified First Amended Complaint.

          48. Deny the allegations of paragraph 48 of the Verified First Amended Complaint.

          49. Deny the allegations of paragraph 49 of the Verified First Amended Complaint.

          50. Deny the allegations of paragraph 50 of the Verified First Amended Complaint, except admit that SCI and The

Loewen Group Inc. are the two largest of the many individuals and corporate entities who seek to purchase funeral homes and cemeteries.

          51. Deny the allegations of paragraph 51 of the Verified First Amended Complaint, except admit that efficiencies can be achieved by operating more than one funeral home in an area.

          52. Deny the allegations of paragraph 52 of the Verified First Amended Complaint, except admit that owning more than one funeral home in an area can produce efficiencies in embalming services, purchasing, the use of vehicles, and administration and support functions.

          53. Deny the allegations of paragraph 53 of the Verified First Amended Complaint.

          54. Deny the allegations of paragraph 54 of the Verified First Amended Complaint, except admit that SCI acquired 1,263 funeral homes, 99 cemeteries, and 30 crematoria throughout the world in 1995.

          55. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 55 of the Verified First Amended Complaint.

          56. Deny the allegations of paragraph 56 of the Verified First Amended Complaint.

          57. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 57 of the Verified First Amended Complaint, except admit that Stewart

Enterprises, Inc. is the third largest owner and operator of funeral homes and cemeteries in the United States.

          58. Deny the allegations of paragraph 58 of the Verified First Amended Complaint, except admit that SCI owns approximately 42 percent of Equity Corporation International; admit that Equity Corporation International is the fourth largest owner and operator of funeral homes and cemeteries in the United States; and deny knowledge or information sufficient to form a belief as to the truth of the allegation that Equity Corporation International owns approximately 150 properties in the United States.

          59. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 59 of the Verified First Amended Complaint, except admit that Carriage Funeral Services is the fifth largest operator of funeral homes and cemeteries in the United States.

          60. Deny the allegations of paragraph 60 of the Verified First Amended Complaint, except admit that SCI acquired Gibraltar Mausoleum Corporation in 1995.

          61. Deny the allegations of paragraph 61 of the Verified First Amended Complaint.

          62. Deny the allegations of paragraph 62 of the Verified First Amended Complaint, except admit that SCI competes with The Loewen Group Inc., among many others, for the acquisition of funeral homes and cemetery properties.

          63. Deny the allegations of paragraph 63 of the Verified First Amended Complaint, except admit that SCI and The

Loewen Group Inc. both submitted bids to acquire Rose Hills Memorial Park and Rose Hills Mortuary.

          64. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 64 of the Verified First Amended Complaint.

          65. Deny the allegations of paragraph 65 of the verified First Amended Complaint.

          66. Deny the allegations of paragraph 66 of the verified First Amended Complaint.

          67. Deny knowledge or information sufficient to form a belief as to the truth of the allegations of paragraph 67 of the Verified First Amended Complaint.

          68. Deny the allegations of paragraph 68 of the Verified First Amended Complaint.

          69. Deny the allegations of paragraph 69 of the Verified First Amended Complaint, except admit that The Loewen Group Inc. and many other entities are potential competitors of SCI in numerous local areas.

          70. Deny the allegations of paragraph 70 of the Verified First Amended Complaint.

          71. Repeat and reallege paragraphs 1 through 70 above as though fully set forth herein.

          72. Deny the allegations of paragraph 72 of the Verified First Amended Complaint.

          73. Repeat and reallege paragraphs 1 through 72 above as though fully set forth herein.

          74. Deny the allegations of paragraph 74 of the Verified First Amended Complaint.

          75. Deny the allegations of paragraph 75 of the Verified First Amended Complaint.

          76. Deny the allegations of paragraph 76 of the Verified First Amended Complaint.

          77. Deny the allegations of paragraph 77 of the Verified First Amended Complaint.

          78. Deny the allegations of paragraph 78 of the Verified First Amended Complaint.
                                 *     *     *
                              FOR A FIRST DEFENSE
                              -------------------

          79. The Verified First Amended Complaint fails to state a claim upon which relief can be granted.

                              FOR A SECOND DEFENSE
                              --------------------

          80. Plaintiffs have not suffered and are not threatened with antitrust injury, and therefore lack standing to assert the claims that they purport to assert.

                              FOR A THIRD DEFENSE
                              -------------------

          81. This Court lacks personal jurisdiction over Equity Corporation International, which is a necessary and indispensable party to this action. The Verified First Amended Complaint is accordingly subject to dismissal in its entirety.

                             FOR A FOURTH DEFENSE
                             --------------------

          82.  Venue in this District is improper.

                              FOR A FIFTH DEFENSE
                              -------------------

          83. This is an inconvenient forum for the litigation of plaintiffs' claims. The Verified First Amended Complaint is accordingly subject to dismissal under the doctrine of forum non conveniens or transfer pursuant to 28 U.S.C. (S) 1404(a).

                              FOR A SIXTH DEFENSE
                              -------------------

          84. The filing of the Verified First Amended Complaint in this District constitutes impermissible forum shopping.

                             FOR A SEVENTH DEFENSE
                             ---------------------

          85. Plaintiffs' claims are barred by unclean hands, estoppel, and related doctrines, because they have not been brought in good faith. The claims have been brought for the sole purpose of preventing a takeover of The Loewen Group Inc. and entrenching Raymond L. Loewen in his position as chairman and chief executive of The Loewen Group Inc., not for the purpose of redressing any cognizable injury under the antitrust laws. This is an improper use of those laws.

                                 COUNTERCLAIMS
                                 -------------

          86. These Counterclaims under Federal Rule of Civil Procedure 13(a) against The Loewen Group Inc. ("Loewen"), Loewen Group, Inc., and Loewen Group International, Inc. (collectively "counterclaim defendants") arise out of the transactions and occurrences that are the basis for counterclaim defendants' complaint.

          87. Counterclaim plaintiff SCI is a Texas corporation with its principal place of business in Houston, Texas. SCI, through its direct and indirect subsidiaries, is an owner and operator of funeral homes, cemeteries, and crematoria.

          88. Counterclaim defendant The Loewen Group Inc. is a British Columbia (Canada) corporation with its principal executive offices in Burnaby, British Columbia.

          89. Counterclaim defendant Loewen Group, Inc. is a Kentucky corporation.

          90. Counterclaim defendant Loewen Group International, Inc. is a Delaware corporation.

                      SCI's Offer to Acquire Loewen Stock
                      -----------------------------------

          91. On September 17, 1996, SCI proposed to Loewen a combination of the two companies by means of a stock-for-stock exchange that would value Loewen's stock at $43 per share -- a value approximately 49% above the price of Loewen stock the month before the offer was announced.

          92. On September 24, 1996, Loewen's Chairman, Raymond L. Loewen, wrote to SCI, stating that the Loewen board had rejected SCI's offer and contending that Loewen shareholders would receive "maximize[d]" value for their investment through implementation of Loewen's "long-term business as an independent company" rather than through acceptance of SCI's offer.

          93. Following the rejection of its proposal, on October 1, 1996, the SCI Board of Directors authorized the commencement of an exchange offer for all outstanding shares of Loewen at an exchange ratio that would value Loewen stock at $45.00 per share.

          94. On October 3, 1996, SCI filed with the Securities and Exchange Commission a registration statement with respect to the proposed Tender Offer. The registration statement, which is currently under review, sets forth the terms of the proposed Tender Offer, the price offered, the duration of the offer and the percentage of outstanding Loewen shares sought. SCI is precluded from commencing its Tender Offer until the registration statement becomes effective under the Securities Act of 1933 (as amended).

          95. The proposed Tender Offer was anticipated by the counterclaim defendants and Loewen shareholders as a result of SCI's letter to Loewen dated September 17, 1996, which was publicly announced on September 17, 1996.

                 Loewen's Action Forming The Basis Of The Suit
                 ---------------------------------------------

          96. Not content to allow its shareholders to decide for themselves whether to participate in SCI's Tender Offer for Thoewen stock, Loewen has embarked upon a concerted effort to thwart, through prohibited and illegal means, SCI's consummation of a business combination with Loewen. As part of this illegal conduct, Loewen has purposefully and intentionally omitted material information about certain recently announced transactions in order to artificially inflate the price of its stock. Loewen has also attempted to discredit SCI and its business practices through the dissemination of misleading, false and malicious remarks regarding SCI's business practices.

                Loewen has engaged in a pattern and practice of
               failing to disclose material information regarding
                 its most recent business dealings in an effort
                 to artificially inflate the price of its stock
                --------------------------------------------------

          97. In its press releases and other public statements, Loewen has engaged in a pattern and practice of failing to disclose material information regarding its most recent business dealings in an effort to artificially inflate the price of its stock.

          98. Such pattern and practice began no later than August 29, 1996, when Loewen issued a press release containing glowing descriptions of the acquisition of Prime Succession Inc. ("Prime Succession") by a joint venture between Loewen and Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone"). The press release disclosed that Loewen received a call option to purchase Blackstone's interest in Prime Succession after four years, but did not disclose the exercise price of this option. Moreover, the press release disclosed that Blackstone received a put option entitling Blackstone to force Loewen to purchase Blackstone's interest in Prime Succession at a formula price, but failed to disclose the method of determining the exercise price of the put option and the exercise date of the put option. Such information was necessary for Loewen shareholders to assess whether the acquisition of Prime Succession actually will increase Loewen's value. Although disclosures were eventually made in response to a lawsuit SCI commenced in the United States District Court for the Southern District of Texas, Loewen knowingly made such material misstatements and omissions in order to inflate artificially the price of its stock.

          99. On September 20, 1996, Loewen and Blackstone issued a second press release stating that the parties had begun a new venture and had entered into a definitive agreement to acquire the cemetery and mortuary operations and assets of The Rose Hills Memorial Park Association and Roses, Inc. ("Rose Hills") for $240 million. In the September 20 press release and in other statements to the press, Loewen consistently has touted its acquisition of Rose Hills, indicating that such acquisition will enhance substantially its earnings per share and long-term value to Loewen shareholders.

          100. In the press release and in a subsequent unrelated filing with the Securities and Exchange Commission, Loewen has disclosed that Loewen has a call option to purchase Blackstone's equity interest in Rose Hills after four years, and Blackstone has a put option to force Loewen to purchase Blackstone's interest in Rose Hills after six years. Although Loewen has disclosed some general features of these options, neither the exercise price for these options, nor the method of determining the exercise price in the future, has been disclosed. Such information is necessary for Loewen shareholders to assess whether the acquisition of Rose Hills actually will increase Loewen's value. Consequently, such descriptions of the Rose Hills acquisition contain material misstatements and omissions, and were made knowingly by Loewen to inflate artificially the price of its stock in connection with the proposed Tender Offer and to rally the support of its shareholders in opposition to the offer.

          101. Loewen also has consistently referred to the Rose Hills acquisition as an example of Loewen's value and financial strength and has indicated that the promise of this acquisition should lead Loewen shareholders to reject the proposed Tender Offer. Such statements include statements made by Mr. Loewen to the Dow Jones News Service and on a national broadcast of CNBC on October 2, 1996, in response to and in connection with SCT's announcement that it intended to commence the Tender Offer. The press releases and other public statements regarding these transactions are intentionally misleading as to the value of this transaction to Loewen and do not contain material information regarding important aspects of the transaction.

                   Loewen's Misrepresentations Regarding SCI
                   -----------------------------------------

          102. Loewen has also sought wrongfully to thwart SCI's proposed offer by intentionally misrepresenting the business practices of SCI. On September 21, 1996, The Report on Business quoted Mr. Loewen as saying: "It would be very
          ----------------------
hard for me to sell to a company that has a history of slashing and burning."
He has referred to SCI in a manner designed to depict SCI as a cold, mirthless scavenger. These comments have been made with the express intent of vilifying SCI in the eyes of Loewen's shareholders and the market in general in the hopes of rallying shareholders to reject the Tender Offer.

                                 Injury to SCI
                                 -------------

          103. Loewen's actions have injured and continue to threaten to injure SCI. Loewen's misstatements and omissions as to the terms of the Rose Hills acquisition, and delayed disclosures as to the terms of the Prime Succession acquisition, were made in connection with the proposed Tender Offer and are damaging because they artificially inflate the price of Loewen's stock and give Loewen's shareholders a false belief that their stock is worth more than it actually is. Mr. Loewen's misstatements about SCI's business practices were also made in connection with the proposed Tender Offer and are damaging because they provide Loewen's shareholders with a distorted and negative view of SCI's business practices and management and the business prospects of a combined SCI/Loewen. As a result, Loewen's shareholders may reject SCI's proposed Tender Offer based on such misstatements and omissions.

                        FIRST COUNTERCLAIM FOR VIOLATION
                      OF SECTION 14(e) OF THE EXCHANGE ACT
                      ------------------------------------

          104. SCI repeats and realleges the allegations in paragraphs 86 through 103 as if fully set forth herein.

          105.  Section 14(e) of the Securities Exchange Act of 1934, 15 U.S.C.
(S) 78n(e), makes it "unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request or invitation."

          106. The counterclaim defendants have violated Section 14(e) by making materially misleading statements about the financial prospects of Loewen in connection with SCI's proposed exchange offer for Loewen stock.

          107. Loewen also has violated Section 14(e) as a result of its negative comments regarding the business practices of SCI. Loewen's president has made repeated comments to the press that SCI "has a history of slashing and burning," and that SCI is perceived within the death care industry as a heavy-handed, authoritian company. These comments are unfounded, deceptive, malicious and materially misleading.

          108.  Counterclaim plaintiffs have no adequate remedy at law.

                        SECOND COUNTERCLAIM FOR TORTIOUS
                INTERFERENCE WITH PROSPECTIVE BUSINESS RELATIONS
                ------------------------------------------------

          109. SCI repeats and realleges allegations in paragraphs 86 through 108 as if fully set forth herein.

          110. Loewen's actions and efforts have been designed to thwart or hamper, through prohibited and illegal means, SCI's consummation of reasonably probable stock purchases from individual Loewen stockholders. These actions have not been taken for the purpose of enhancing the real value of Loewen shares, but rather to inflate artificially the price of Loewen stock, and thus entrench the position and prestige of Mr. Loewen and Loewen management.

          111. Loewen's actions and statements were made knowingly and with the intent to interfere with the prospective business relations between SCI and individual Loewen stockholders.

          112.  Loewen can offer no legal justification for its actions.

          113. SCI has been damaged the counterclaim defendants' tortious interference with SCI's prospective business relations with individual Loewen stockholders.

          WHEREFORE, counterclaim plaintiff SCI seeks judgment as follows:

          A. Dismissing the Amended Complaint in this action with prejudice and with costs.

          B. Preliminary and permanently enjoining the counterclaim defendants from violating Section 14(e) of the Securities Exchange Act of 1934;

          C. Awarding SCI damages for the counterclaim defendants' tortious interference with SCI prospective business relations;

          D. Awarding plaintiff its costs of suit, including reasonable attorneys' fees; and

          E. Granting plaintiff such other and further relief as the Court may deem just and proper.

Dated:    December 11, 1996
          New York, New York

                               WACHTELL, LIPTON, ROSEN & KATZ


                               By: /s/ Marc Wolinsky
                                  ----------------------------
                                    Marc Wolinsky (MW-1750)

                                 51 West 52nd Street
                                 New York, New York 10019
                                 (212) 403-1000

                               Attorneys for Defendant and
                                 Counterclaim Plaintiff Service
                                 Corporation International, and
                                 Defendants New Service Corporation
                                 International and SCI Holdings
                                 Canada, Inc.

Of Counsel:

Bernard W. Nussbaum
Marc Wolinsky
Lawrence Gerschwer
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

John L. Hill, Jr.
Jess H. Hall, Jr.
D. Mitchell McFarland
Harold K. Watson
Jeff Weems
James E. Essig
Liddell, Sapp, Zivley,
   Hill & LaBoon, L.L.P.
3400 Texas Commerce Tower
Houston, Texas 77002
(713) 226-1200

                             CERTIFICATE OF SERVICE
                             ----------------------


        This is to certify that on December 11, 1996, I have caused a copy of the Answer of the SCI Defendants to Verified First Amended Complaint and Counterclaims to be served by hand delivery upon the following:

Michael J. Templeton, Esq.
Jones Day Reavis & Pogue
599 Lexington Avenue
New York, NY 10022
   Attorneys for Plaintiffs

Sheldon H. Elsen, Esq.
Orans, Elsen & Lupert
1 Rockefeller Plaza
New York, NY 10020
   Attorneys for Defendant
   Equity Corporation International



                               /s/ Lawrence Gerschwer
                               ----------------------------
                               Lawrence Gerschwer